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                                                                    Exhibit 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS
                     ----------------------------------

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to Registration Statement (No. 333-28737) on Form S-3 and Post-Effective Amendment No. 2 to Registration Statement (No. 33-82662) on Form S-3 to be filed on or about June 16, 1997 of our report dated February 7, 1997 with respect to the consolidated financial statements and financial statement schedule of the Diamond Shamrock operations of Ultramar Diamond Shamrock Corporation included in Ultramar Diamond Shamrock Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the references to us under the heading "Experts" in such Registration Statement.





PRICE WATERHOUSE LLP

San Antonio, Texas
June 16, 1997